Exhibit 4.58

Confirmation Letter

I, shall be the shareholder of Shanghai Meijv Network Technology Co., Ltd. (the “Company”) on the effective date of this Confirmation Letter.  As the shareholder of the Company, I hereby confirm, undertake and warrant that any successor, creditor or any other person who are entitled to claim rights or interests to my shareholder’s right under certain circumstances of the Company, including merger, division, dissolution, liquidation, or other cases affecting the exercise of my shareholder rights, will not take any actions in any ways that may affect or prevent the performance of my obligations under VIE Agreements (including Exclusive Option Agreement, Equity Pledge Agreement, Exclusive Business Cooperation Agreement and Power of Attorney executed on        ,2016) (“VIE Agreements”).  I further confirm and promise that the VIE Agreement and all my shareholder’s rights and obligations under such agreements are equally legally binding upon my successors.

I further promise that when applicable PRC law allows Yanhua Network Technology (Shanghai) Co., Ltd. (the “FIE”) to conduct the businesses operated by the Company and its subsidiaries without using VIE Agreements (including but not limited to Internet payment services), I will procure the termination of the VIE Agreements.  Without prejudice to the applicable PRC law, at the termination of the VIE Agreements, I shall return any consideration paid by the FIE in acquiring the equity of the Company to the FIE or other entities designated by it.

This Confirmation Letter will take effect when I obtain 100% equity of the Company.

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This is the signature page of Confirmation Letter

Confirmor:   Min Xiahou

Signature:

Date: